UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant under Rule 14a-12 Stratus Properties Inc. (Name of registrant as specified in its charter) Not Applicable (Name(s) of person(s) filing proxy statement, if other than the registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: ☐ Fee paid previously with preliminary materials. ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

1 Executing a Compelling Strategy for Building Long-Term Value May 2021 Pictured: Stratus’ W Hotel and Austin City Limits Live Mixed-Use Property in Downtown Austin

Forward-Looking Statements and Information Forward-Looking Statements This presentation contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to continue to effectively develop and execute its strategy, the results of Stratus’ Board’s evaluation of a potential conversion of Stratus to a REIT, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC). Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes. Important Information Stratus has filed with the SEC a definitive proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Company's 2021 Annual Meeting. Details concerning the nominees of the Company's Board of Directors for election at the 2021 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, AND ASSOCIATED WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC's website, www.sec.gov. The Company's shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Stratus Properties Inc. at 212 Lavaca Street, Suite 300, Austin, TX 78701, or by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3442. Supplemental Information and Regulation G Disclosure This presentation includes NAV and NAV per share, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. As required by SEC Regulation G, a reconciliation of Stratus’ total stockholders’ equity to pre-tax NAV in its consolidated balance sheet is included in the appendix of this presentation. Please also see the Appendix of this presentation for definitions of terms used in the presentation, including compounded annual growth rate (CAGR), enterprise value, equity multiple, leveraged internal rate of return (IRR), net asset value (NAV), price to tangible book value (P/TBV), and total shareholder return (TSR). 2

What Is This Proxy Contest About? This contest is about who are the right board members to evaluate opportunities for continued value creation – proven directors with relevant experience, or those selected by a foreign hedge fund with a unique tax status and interest in acquiring Stratus? 3 Our candidates have deep, relevant Texas real estate experience. Oasis’ candidates do not. Pictured: Stratus’ mixed-use development Lantana Place

Table of Contents I. Executive Summary 5 II. Overview of Stratus and its Strategy 13 III. Our Board is Well Equipped to Oversee Stratus 28 IV. Oasis’ Less Qualified Candidates Advance its Selfish Agenda 38 V. Setting the Record Straight 44 VI. Conclusion 47 VII. Appendix 51 4

Executive Summary 5

Stratus is Successfully Executing for Shareholders Stratus Properties Inc. is a successful diversified real estate company with properties in Austin and other fast-growing Texas markets • The company acquires, entitles, develops, manages, leases and holds or sells commercial, multi- family and single-family residential real estate properties, as well as hotel and entertainment businesses that serve as cultural centers within their communities • Our active, engaged Board regularly evaluates opportunities for value creation • The company’s asset mix is now suitable for a REIT structure, and the Board is currently exploring whether conversion from a C-Corporation to a REIT structure would be beneficial for Stratus shareholders after an initial analysis showed significant potential benefits 6 SHARE PRICE $35.51 ENTERPRISE VALUE $550.4 mm P/TBV 3.0x MARKET CAP ~$292.4 mm Ten-Year TSR1 1 Source: FactSet. Ten years through April 30, 2021. See appendix for definitions. 165% -100% -50% 0% 50% 100% 150% 200% 4/30/11 4/30/12 4/30/13 4/30/14 4/30/15 4/30/16 4/30/17 4/30/18 4/30/19 4/30/20 4/30/21 03/11/20: COVID-19 was declared a pandemic by the World Health Organization 09/12/16: Oasis reported beneficial ownership of 13.4% of Stratus’ Common Stock

Oasis Has Interests That Are Different Than Other Shareholders A B O U T O A S I S • Oasis is a Hong Kong-based hedge fund focused primarily on Asian equities • By virtue of its offshore domicile, Oasis’ U.S. tax status is different than the status of other Stratus investors • As Stratus’ only major foreign investor, Oasis has interests that are at odds with the majority of Stratus shareholders – it has launched an expensive proxy fight to impede the evaluation of a REIT conversion • Oasis had a representative on the Board for more than 3.5 years who supported the Company’s strategy (until the decision to explore a REIT conversion) and voluntarily resigned last year • A consortium formed by an Oasis principal made an offer to buy a bare majority of Stratus’ stock and made a subsequent low-ball offer to acquire the full company • Oasis has rejected the Company’s reasonable attempts at compromise, including our offer to add a director proposed by Oasis – Laurie Dotter – and another female director chosen by Stratus to the Board Oasis’ unique tax status and desire to acquire Stratus for the lowest possible price is in conflict with building longer-term value for all other shareholders. This is what is driving this distracting and unnecessary proxy campaign 7

We Have Engaged Extensively with Oasis Over 5 Years

Ms. Benson votes for every Board and Compensation Committee resolution, except for her votes regarding the sale of Block 21 and the REIT conversion exploration

2016 — Oasis' first investment (est. $18.74/share for shares purchased, reflecting a 91% return to date as of April 2021)[1]

2017 — Oasis employee Ella Benson joins Stratus Board

A

2018-19 — Oasis principal advises Stratus at various times that Oasis, or a consortium of investors that included the Oasis principal, is interested in buying a controlling interest in, but less than all of Stratus

Oct 2019 — Oasis principal is part of consortium that makes a highly conditional offer to buy all of Stratus' stock for $30/share

B **C**

Sept 2020 — Stratus announces plans to further explore a REIT conversion, Ms. Benson resigns from the Board and Oasis commences activist campaign

Jan 2021 — Board offers to add director proposed by Oasis and a second independent director – Oasis refuses to enter into reasonable settlement agreement

- **A** Stratus announces results of review of strategic alternatives
- **B** Stratus enters into agreement to sell Block 21 for $275 million
- **C** Stratus Board approves in-depth analysis of potential REIT conversion

STRATUS®

[1] Source: Oasis Section 16 Filings

8

Stratus’ Directors Bring Relevant, Complementary Skills and Experience 9 Neville Rhone, Jr. ✓ Director since Dec. 2020 ✓ 27 years of experience in real estate development, finance, investments, operations, entrepreneurship and executive leadership Jim Leslie ✓ Director since Aug. 1996 ✓ 35+ years of leadership experience in the commercial real estate industry acquiring, managing and growing real estate assets William Armstrong Chairman, President & CEO ✓ 30+ years of experience in Texas real estate ✓ Strong relationships in Austin community Michael Madden ✓ Director since 1992 ✓ Deep financial markets knowledge ✓ Experience in hospitality and entertainment industries James Joseph ✓ Director since 2015 ✓ Deep business and executive knowledge ✓ Experience in hospitality and entertainment industries Stratus’ 2021 Director Nominees Mr. Rhone and Mr. Leslie bring years of deep experience in real estate development and finance, including in many of the Texas markets Stratus serves Both are integral members of our Board with expertise across key areas that we believe are critical to the success of Stratus Charles Porter ✓ Director since 2012 ✓ Residential real estate experience ✓ Hospitality experience Kate Henriksen ✓ Director since 2021 ✓ Extensive Texas real estate experience ✓ Strong public company REIT experience Our Other Directors

Stratus and its Board are Driving Long-Term Value

Stratus is Creating Shareholder Value

- Focused on high-growth markets in Texas
- Board regularly evaluates opportunities to create shareholder value, including possible REIT conversion
  - Should the Board recommend a conversion, shareholders will have the opportunity to vote on whether to proceed
  - Every quarter, the Board reviews detailed development plans for each property, along with new opportunities
- Board conducted a comprehensive review of strategic alternatives with the assistance of a financial advisor in 2017
- Stratus has generated excellent returns for shareholders

Stratus' Board is Well-Suited to Oversee Stratus

- Our candidates have deep, relevant and complementary Texas real estate experience. Oasis' candidates do not.
  - Leslie and Rhone – real estate development, including Texas
  - Henriksen – executive management NYSE-listed REIT
  - Joseph – business school Dean and former CEO of global consumer products company
  - Madden – investment and merchant banking and private equity
  - Porter – private asset management, real estate development, hotel management
  - Armstrong – Stratus' Chairman, President and CEO
- Continuous refreshment of relevant experience:
  - 6 new Board members in the past 6 years*
  - 2 of 6 independent directors are diverse
  - 4 of 6 independent directors < 10 year tenure

STRATUS®

*Includes Jim Joseph (appointed December 10, 2015), Neville Rhone, Jr. (appointed December 17, 2020), Kate Henriksen (appointed January 26, 2021), John Wenker (appointed December 10, 2015 and resigned March 23, 2016), John Schweitzer (appointed March 25, 2016 and deceased February 15, 2020), and Ella Benson (appointed January 11, 2017 and resigned September 18, 2020).

10

110% 34% 38% 57% 0% 20% 40% 60% 80% 100% 120% Dow Jones US Real Estate Index MSCI US REIT Index Proxy Peer Median 1-Year TSR 13% 45% 40% 16% 0% 10% 20% 30% 40% 50% Dow Jones US Real Estate Index MSCI US REIT Index Proxy Peer Median 3-Year TSR 53% 56% 43% 49% 0% 10% 20% 30% 40% 50% 60% Dow Jones US Real Estate Index MSCI US REIT Index Proxy Peer Median 5-Year TSR 165% 139% 132% 68% 0% 50% 100% 150% 200% Dow Jones US Real Estate Index MSCI US REIT Index Proxy Peer Median 10-Year TSR Stratus Has Generated Excellent Returns for Shareholders Over the last 10 years, Stratus has outperformed peers and relevant benchmarks and compounded shareholders’ investment at 10.2% per year1 11 1 Source: FactSet and S&P Global (for Dow Jones US Real Estate Index). Data as of April 30, 2021. Peer group recommended by FPL Associates L.P. in 2017 and is based on size, assets and location. Proxy peers are Armada Hoffler Properties, Inc.;  CatchMark Timber Trust, Inc.; CTO Realty Growth, Inc. (f/k/a Consolidated Tomoka-Land Co.); Farmland Partners Inc.; Forestar Group Inc.;  The InterGroup Corporation;  Maui Land & Pineapple Company, Inc.; New Home Company, Inc.; One Liberty Properties, Inc.; SoTHERLY Hotels Inc.; Tejon Ranch Co.;  UCP, Inc.;  UMH Properties, Inc.; and  Whitestone REIT. See appendix for definitions.

$35.52 $53.09 $0 $10 $20 $30 $40 $50 $60 2014 2019 Stratus Has Grown Shareholder Value Faster than the Austin Market • During the five years prior to the pandemic, Stratus had increased NAV per share at a rate of more than 8% compounded annually • Stratus has grown NAV at a faster rate than the Austin home or office markets during the same time period • While our operating results can fluctuate significantly based on asset sales and other factors, NAV demonstrates the long-term value created by our active property entitlement and development program • We expect our NAV to continue to grow over time as our core Austin market benefits from steady job and population growth 12 See Appendix for definitions and non-GAAP financial measure reconciliations. 1 Estimated pre-tax NAV per share. Source: Company filings. 2 Stratus NAV per Share from Company filings. "Austin Home Values" defined as Zillow Home Value Index (All Homes, Smoothed, Seasonally Adjusted) for Austin, TX, as of 12/31 for each year. "Austin Office Rents" defined as Average Rental Rate per Square Foot from Colliers' Q4 Austin Office Research & Forecast Reports for each year. Stratus NAV per Share1 2014 – 2019 CAGR2 2.5% 4.4% 5.6% 8.4% 18.4% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% Austin RevPAR Austin Office Rents Austin Home Values Stratus NAV per Share Stratus Annualized TSR

Overview of Stratus and its Strategy 13

Local Knowledge & Relationships Drive Success 14 • History of gaining access to prime opportunities including Block 21 (purchased from the City after a competitive RFP process), Lakeway HEB (a nine-parcel assemblage), and in Kingwood, Killeen and College Station through HEB • Proactive coordination supported tenants through rent deferrals and gained support of banks through COVID-19 • Team with extensive entitlement and development expertise enables success with complex projects such as Barton Creek, Circle C, Block 21, Lantana, Lakeway, Jones Crossing and Kingwood Place • Deep roots and relationships in its communities allow Stratus to collaborate to build long-term value and maintain long-term banking and key tenant relationships, such as Comerica Bank and HEB • Commitment to sustainable design and construction practices enables development of properties like Holden Hills • 30-year history includes no project bankruptcies, no loan defaults, no foreclosures Well positioned to succeed in a post-pandemic recovery

Proven Strategy Drives Value Maximization 15 Stratus leverages its deep understanding of Texas markets to generate strong returns for shareholders Secure and maintain development entitlements Design, develop and stabilize properties Generate cash through sales, refinancing or leasing Acquire land and obtain permits 1 2 4 3 1 Source: FactSet. Ten years through April 30, 2021. Compounded shareholders’ investment at 10.2% per year over past ten years1

$200,000 $250,000 $300,000 $350,000 $400,000 $450,000 $500,000 $550,000 1/1/14 1/1/15 1/1/16 1/1/17 1/1/18 1/1/19 1/1/20 1/1/21 Zillow Austin Home Value Index1 Our Strategy Has Evolved As Austin Market Conditions Have Changed 16 2015 • Announced plan to acquire, develop and sell real estate assets 2017 • Oasis representative Ella Benson joined the Board • Completed review of strategic alternatives 2017 • Acquired land for Jones Crossing2, construction completed 2018 • Announced sale of The Oaks at Lakeway, paid $1/share dividend • Began construction of Lantana Place 2018 • Acquired land for Kingwood, construction completed 2019 2018 • Acquired land for New Caney, construction pending 2019 • Signed deal to sell Block 21 (terminated due to COVID) 1 Source: Zillow Home Value Index (All Homes, Smoothed, Seasonally Adjusted). 2 Entered into 99-year ground lease. As the Austin market changed over the past 5 years, so too did our value creation strategy. We moved from “buy and sell” to “buy, develop and monetize or lease and hold” to generate long-term value for our shareholders 2019 • Announced refinancing of The Santal 2021 • Announced second refinancing of The Santal 2021 • Announced Holden Hills development • Announced the sale of The Saint Mary 2020 • Announced The Saint June, site work completed 2021

Knowledge of fast-growing Texas markets enables Stratus to identify prime opportunities, navigate the complex permitting process and develop iconic properties in our markets that meet the unique needs and interests of our communities Acquire the Right Land at the Right Times Pictured: The company’s Barton Creek Community in Austin, TX 17

Develop Compelling Properties • High-quality portfolio, with iconic and valuable assets, and robust pipeline of projects • Team of experienced design, entitlement, and construction professionals • Developer/owner of Block 21, the largest LEED certified mixed-use project when completed in 2010, cultural center of Austin, and home of the W Austin Hotel and Austin City Limits Live (ACL Live), the longest-running music series in American television history • Using sustainable design and construction principles in developing and operating our properties, such as the recently announced sustainable luxury residential development Holden Hills • Strong relationships with anchor tenants, such as HEB grocery, to serve our communities and enhance value 18 Pictured: Stratus’ diverse properties across thriving Texas markets

Examples of How We Identify Opportunities to Monetize or Lease & Hold 19 Generate significant income from leasing • Generated record annual leasing revenue of $24.1 million in 2020, driven by leased properties including Kingwood Place, Lantana Place and Jones Crossing HEB Sell properties when market conditions are optimal • 240-unit luxury garden-style community The Saint Mary sold in January 2021 for $60 million, a record per unit price of $250,000 in the Austin MSA for similar properties. Stratus recognized a gain on the sale of $16.2 million net of noncontrolling interests • Highly desirable infill location The Oaks at Lakeway in an affluent suburb of Austin sold for $114 million. Stratus provided a special $1.00 per share cash dividend from the proceeds Refinance properties when interest rates are favorable • Completed two refinancings of The Santal, a fully leased property that has created highly predictable recurring revenue during a volatile period in the market • Construction for suburban shopping center 5700 Slaughter was completed in less than 1.5 years and the property was refinanced before it sold in conjunction with Parkside Village for a combined price of $45 million in 2015

Stratus Has Monetized Properties When Market Conditions Are Optimal

2017

- Generated $11.1 million of real estate sales revenue, primarily from the sale of 20 developed residential properties
- February – April: Sold the grocery-anchored retail project The Oaks at Lakeway for $114 million, a substantial gain, and provided a special $1.00 per share cash dividend from the proceeds

2018

- Sold 17 developed residential properties for $16.5 million

2019

- October: Announced refinancing of The Santal, generating net proceeds of approximately $18 million
- December: Announced agreement to sell prized Block 21 for $275 million, which was expected to produce an approximately $130 million pre-tax gain
- Sold Barton Creek Village for $7.7 million, a retail pad for $3.2 million and 18 developed residential properties for $13.5 million

2020

- Buyer terminates Block 21 sale due to pandemic and forfeits $15 million deposit
- Sales of single-family lots and homes in Barton Creek were strong – sold 21 developed residential properties for $21.8 million – and leasing operations revenue reached a record $24.1 million

2021

- January: Announced the sale of The Saint Mary luxury apartment community in Austin for $60 million
- April: Second refinancing of The Santal that extended the loan's term and lowered the interest rate, producing projected interest savings of $1.1 million annually

Cumulative Value of Properties Sold ($M)[1]



$600
$500
$400
$300
$200
$100
$0
$125
$142
$184
$222
$260
$282
$260
2017
2018
2019
2020
2021 YTD
Cumulative Value of Sales
Illustrative Proceeds from Sale of Block 21

[1] Source: Company filings.
"Cumulative Value of Properties Sold" includes $18 million from The Santal refinancing in 2019 and $15 million in earnest money received in 2020 as a result of the termination of the sale of Block 21. "Illustrative Proceeds from Sale of Block 21" refers to the amount that would have been realized had the sale of Block 21 been completed, less the earnest money received.

STRATUS®

20

Stratus’ Team Delivers Impressive Returns • Garden-style multi-family • 241,640 square feet, 240 units • In the heart of the affluent Circle C community in southwest Austin • Approved for the Austin Energy Green Building Program • Obtained third-party equity capital • Construction start June 2018 • Exit January 2021 • Sold for $60 million, a record per-unit price for similar properties in the Austin MSA 21 THE SAINT MARY THE OAKS AT LAKEWAY • HEB grocery-anchored mixed-use project • 236,739 square feet • Highly desirable infill location in Lakeway, an attractive suburb of Austin • Construction start October 2014 • Exit February 2017 • Sold for $114 million • Paid $1.00/share dividend Equity Multiple 2.23x Leveraged IRR 35% Equity Multiple 2.80x Leveraged IRR 51%

Stratus’ Team Delivers Impressive Returns • Retail shopping center • 25,696 square feet • In the affluent Circle C community in southwest Austin • Construction start May 2007 • Leased and held until July 2015, when sold in conjunction with Parkside Village for a combined price of $45 million 22 5700 SLAUGHTER PARKSIDE VILLAGE • Retail shopping center • 90,184 square feet • In the affluent Circle C community in southwest Austin • Obtained third-party equity capital • Construction start February 2011 • Leased and held until July 2015, when sold in conjunction with 5700 Slaughter for a combined price of $45 million Equity Multiple 2.01x Leveraged IRR 17% Equity Multiple 3.14x Leveraged IRR 37%

$69 $68 $71 $71 $72 $80 $60 $65 $70 $75 $80 $85 2014 2015 2016 2017 2018 2019 Stratus Is Growing Revenue from Income-Producing Properties • Over time, all of our non-hotel rental income properties have come to comprise a larger share of our revenue base • All of our non-hotel rental income properties are producing positive cash flow after expenses and debt service • The strategic shift toward income-producing properties is an important factor in our evaluation of a REIT conversion 23 1 Source: Company filings. “Income-Producing Properties” revenue includes Rental Revenue, Hotel Revenue, and Entertainment Revenue. Revenue from Income-Producing Properties ($M)1 % of Revenue from Income-Producing Properties1 73% 87% 2014 2019 Land company Developer Portfolio owner

Stratus Has Been an Effective Steward of Its Hotel & Entertainment Assets • Prior to the COVID-19 pandemic, revenue for our Entertainment segment had increased at a compounded rate of 14% since 2011 • At the time of the sale agreement with Ryman, the Block 21 project, which generates both Hotel and Entertainment revenue, yielded a 13.1% annualized return over approximately 12 years, which was well in excess of the major market indices over the same timeframe • Block 21 continues to be a valuable asset, and we believe we can manage it successfully through a market recovery 24 1 Source: Company filings. “Income-Producing Properties” revenue includes Rental Revenue, Hotel Revenue, and Entertainment Revenue. 2 Source: Fourth Quarter 2019 Earnings Call. Rate of return on Block 21 calculated at the time of the sale agreement with Ryman. Index return data calculated through 1/31/20. See appendix for definitions. Entertainment Revenue ($M)1 Rate of Return During Stratus’ Investment2 $9 $14 $15 $19 $20 $20 $23 $23 $25 $0 $5 $10 $15 $20 $25 $30 2011 2012 2013 2014 2015 2016 2017 2018 2019 13.1% 7.3% 6.9% Block 21 S&P 500 Dow Jones Industrial Average

For 3.5 Years Oasis’ Ella Benson Approved Decisions That She’s Now Complaining About As a member of the Board, Ella Benson regularly approved communications detailing Stratus’ strategy: 25 Project Name Description How did Ella Benson Vote? Jones Crossing HEB Phase I Development FOR Lantana Place Phase I Development FOR Kingwood Place HEB Development FOR The Saint Mary Development FOR New Caney HEB Land purchase FOR Santal Phase II Development and Refinancing FOR New Stratus projects approved by the Board and launched during Ms. Benson’s tenure: “Looking ahead to 2019, our full cycle active development program of acquiring, developing and stabilizing, and then preparing properties for sale or refinancing remains the focus of our strategy.” – Year-Ended 2018 Earnings Release “Our full cycle development program of acquiring properties, securing and maintaining development entitlements, developing and stabilizing, and then preparing them for sale or refinancing is a key element of our strategy” – Form 10-K, Year Ended December 31, 2019

Capitalizing on Market Opportunities • Extend advantages in Texas • Acquire and develop more marquee projects • Continue to lease up projects as economy recovers • Consider conversion to REIT • Evaluating benefits and risks of a potential conversion after completing preliminary analysis • Execute on robust pipeline • The Saint June (182-unit multi-family) • Holden Hills (475 home sites) • Magnolia Place (124 acres; HEB shadow-anchored project) • New Caney (HEB-anchored, mixed-use project) • Lantana (multi-family phase rezoned recently – 320 units) • Kingwood Place (multi-family phase 275 units) • Jones Crossing (23 undeveloped acres) • Oaks at Lakeway (35 undeveloped acres) • Section N (570 acres; Barton Creek commercial/multi-family) • Continue to benefit from the growth of the Austin market 26 “While our hotel and entertainment businesses have been severely impacted by the pandemic, our real estate and leasing segments continue to perform well. I am confident that we are taking the appropriate steps to succeed through a market recovery.” – Beau Armstrong, Full-Year 2020 Earnings Transcript “I've never seen the residential market as hot as it is now. It is extraordinary. The prices people are paying, the lack of inventory. So, I think when you open the paper and you see Austin hot, hot, hot…” – Beau Armstrong, Full-Year 2020 Earnings Transcript

Preliminary Analysis of REIT Conversion Shows Promise Potentially significant benefits for the majority of shareholders: • Significant tax benefits for shareholders • Increased liquidity of Stratus shares • Improved access to capital • Increased attention by sell-side analysts • Regular dividends to shareholders 27 TAX SAVINGS A REIT conversion could result in substantial tax savings of approximately $54.4m or ~$6.56/share if all of Stratus’ assets were sold for their estimated gross values as presented in Stratus’ estimated Net Asset Value as of December 31, 2020 (based on a corporate-level income tax using the current 21% corporate tax rate). The tax savings would be even higher if corporate income taxes are raised from 21%, as currently proposed by the Biden administration.

Our Board is Well Equipped to Oversee Stratus 28

MARCH John Wenker resigns from Board Stratus Regularly Refreshes its Board 29 Directors Added 2015 2016 2017 2020 2021 MARCH Charles Porter joins Board 2012 DECEMBER James Joseph, John Wenker join Board MARCH John Schweitzer joins Board JANUARY Ella Benson joins Board DECEMBER Neville Rhone, Jr. joins Board JANUARY Kate Henriksen joins Board Directors Leaving FEBRUARY John Schweitzer passes away SEPTEMBER Ella Benson resigns from Board

2021 Nominee: Neville Rhone, Jr. • Appointed to the Stratus Board in late 2020 • 27-year veteran of real estate development, finance, investing and operations • Has invested in or financed more than $6 billion in real estate transactions during his successful career • Co-Founder and Managing Partner of Arc Capital Partners, a Los Angeles-based minority-owned, institutional-quality real estate operating company that acquires and repositions urban properties to create walkable, urban mixed-use environments • Prior to co-founding Arc in 2013, served as Managing Director and member of the investment committee of Canyon Partners Real Estate (“Canyon”), leading Texas acquisitions • Prior to joining Canyon in 2005, served as Vice President at Morgan Stanley focused on investment banking and real estate • Active member of the Urban Land Institute and the Pension Real Estate Association. Investment committee advisor for the California Wellness Foundation • Board member of the Marlborough School and the Economic Resources Corporation • Holds an MBA from Columbia Business School and a B.S. in Civil Engineering and Master of Engineering (Civil Engineering) from Cornell University 30 Stratus’ candidates are highly experienced and independent Recent notable projects: • 2400 E Cesar Chavez – 55,000 ft2 mixed-use property repositioning in Austin, TX; • Lido Marina Village – 105,719 ft2 mixed-use property recapitalization in Newport Beach, CA; • Algarita Apartments – 198-unit value- add multi-family recapitalization in Austin, TX; and • Chapman Market – 45,000 ft2 urban retail repositioning in Los Angeles, CA

2021 Nominee: Jim Leslie • 35+ years of leadership experience in the commercial real estate industry acquiring, managing and growing real estate assets, primarily in the Southwest region • Helped form Columbus Realty Trust, a NYSE-listed REIT, and served on its Board of Trust Managers from its IPO in 1993 until its sale in 1997 • Initial member, CFO and then President of Dallas-based The Staubach Company (TSC) where he helped grow the company from 5 people to more than 1,200 employees across 50 offices worldwide • Pioneered the tenant representation industry at TSC, formed its Financial Services Division, developed multi-family units and developed or purchased and sold commercial space • Chief Executive Officer 2012-2015 and director 2002-2015 of Cresa Partners, a private commercial real estate firm exclusively representing tenants, with services including site selection, financing, project management and relocation services, currently in 75 markets worldwide • Formed Dallas-based Wolverine Interests in 2001, where he acts as managing principal in financing, development, property management and asset management of numerous multi-family, office, and large mixed-use projects with private/public partnerships • Holds an M.B.A. in Accounting and Finance from the University of Michigan and a B.S. in Mathematics from the University of Nebraska 31 Stratus’ candidates are highly experienced and independent Recent notable projects: • Frisco Square – a 60 acre mixed-use development in Frisco, TX; • Addison Circle – a 40 acre mixed-use development in Addison, TX; • 1,200 multi-family units in Shops at Legacy in Plano, TX; and • 2,000 multi-family units in the Uptown Dallas area

Our Other Directors Also Bring Deep, Relevant, Complementary Experience 32 Kate B. Henriksen Independent Director, Co-Chief Investment Officer of RLJ Lodging Trust, an NYSE-listed REIT Has overseen the underwriting on completed transactions totaling $8.0 billion, actively involved in RLJ’s capital recycling program, marketing for sale approximately $3.5 billion in sold assets Michael D. Madden Lead Independent Director, Managing Partner and co- founder of BlackEagle Partners, LLC Investment banker for 30+ years, has advised multiple public and private companies James E. Joseph Independent Director, Business School Dean and former CEO and President of a global consumer products company 25+ years of experience in the consumer products, hospitality and entertainment industries William H. Armstrong Chairman, President & CEO 30-year career in real estate and 25+ years of leadership experience with the company Charles W. Porter Independent Director, COO of MG Holdings Services, LLC 35+ years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower

Directors Have Complementary Skills 6 new directors appointed in the past 6 years 33 6 out of 7 directors with CEO/executive management experience 5 out of 7 directors with real estate industry experience Skills and Experience Leslie Rhone Henriksen Joseph Madden Porter Armstrong Total CEO/Executive Management Experience ✔ ✔ ✔ ✔ ✔ ✔ 6/7 Real Estate Industry Experience ✔ ✔ ✔ ✔ ✔ 5/7 REIT Experience ✔ ✔ ✔ 3/7 Other Public Company Board Experience ✔ ✔ ✔ 3/7 Risk Management/Strategic Planning Experience ✔ ✔ ✔ ✔ ✔ ✔ ✔ 7/7 Public and Private Investment Experience ✔ ✔ ✔ ✔ 4/7 Banking/Finance Experience ✔ ✔ ✔ ✔ ✔ ✔ 6/7 Accounting and Financial Reporting Experience ✔ ✔ ✔ ✔ ✔ ✔ 6/7

The Board Supports Oasis’ Proposed Director Laurie Dotter Ms. Dotter’s Qualifications: • 30+ years of experience with real estate investments, development, leasing and management • Founded large-scale commercial real estate investment vehicles, with combined capitalization exceeding $2 billion • Former President of Transwestern Investment Group, a real estate management firm, where she was responsible for overseeing all aspects of investment strategy, acquisitions and asset management • Served as Director (including Audit Committee Chair) of Parkway Properties, a NYSE-listed REIT, until its 2016 merger valued at $2 billion • Oversaw multibillion dollar funds as: • Director of Real Estate Investment for the Teacher Retirement System of Texas, including responsibility for the public pension fund’s $2 billion in real estate equity and commercial mortgage portfolio • SVP of Dallas-based Hunt Realty Investments, establishing a diverse portfolio of both direct real estate investments and investments through real estate operating partnerships 34 • Stratus’ Nominating and Corporate Governance Committee interviewed Ms. Dotter • Board believes she would bring strong experience and diverse perspectives • Board offered to add Ms. Dotter to the Board along with another independent female director chosen by the Company (Kate Henriksen) if Oasis would end the proxy contest and enter into a settlement agreement • Oasis rejected the offer and pushed forward with this expensive and disruptive proxy contest • Nonetheless, the Board unanimously recommends in favor of the proposal to add Ms. Dotter

Board is Active in Reviewing and Overseeing Strategy and Operations • Shifted development strategy to preserve liquidity during the COVID-19 pandemic • Refinanced properties to capture favorable interest rate environment • Adapted design to accommodate evolving lifestyles, sustainability imperatives • Introduced project-level co-investors to increase exposure to growing assets while mitigating risk • Prioritized “Amazon-proof” service providers in retail centers over product retailers • Expanded into additional growth markets in Texas • Evaluating REIT conversion • Every quarter, the Board reviews detailed development plans for each property, along with new opportunities • Board members currently beneficially own or are designees of beneficial owners of approximately 15.2% of Stratus’ common stock, which ensures their alignment with the interests of shareholders o Notably, Beau Armstrong beneficially owns 6.3% of Stratus’ common stock and Mr. Porter is the designee of LCHM Holdings LLC, which beneficially owns 7.6% of Stratus’ common stock 35 Stratus’ Board takes seriously its responsibility to evaluate opportunities to enhance shareholder value

Our Executive Compensation Aligns Interests 36 Ms. Benson was a member of the Compensation Committee from January 2017 to September 2020, and voted with the committee on every item throughout her tenure “Since joining the Board, Ms. Benson has been successful in…, to a degree, realigning executive compensation to reward management for selling real estate projects.” – Oasis’ letter dated Oct. 6, 2020 $0.50 $0.70 $0.45 $1.65 $0.57 $0.35 $0.71 $1.78 $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 $2.00 Salary Cash Bonus/Annual Incentive Equity Total Compensation (ex. All Other) 2020 Stratus CEO Compensation vs. Peer Median (in millions) Stratus Peer Median Salary/Other 33% LTI 22% Bonus 45% Our compensation is mostly at-risk, below the peer median, and was supported by Ms. Benson while she was on our Board and a member of the Compensation Committee Peer group recommended by FPL Associates L.P. in 2017 and is based on size, assets and location. Proxy peers are Armada Hoffler Properties, Inc.;  CatchMark Timber Trust, Inc.; CTO Realty Growth, Inc. (f/k/a Consolidated Tomoka-Land Co.); Farmland Partners Inc.; Forestar Group Inc.;  The InterGroup Corporation;  Maui Land & Pineapple Company, Inc.; New Home Company, Inc.; One Liberty Properties, Inc.; SoTHERLY Hotels Inc.; Tejon Ranch Co.;  UCP, Inc.;  UMH Properties, Inc.; and  Whitestone REIT.

We Are Focused on Sustainable Development • Stratus is a U.S. Green Building Council (USGBC) member and helping transform the way buildings and communities are designed, built and operated • Stratus’ CEO Beau Armstrong has been elected secretary-treasurer of Green Business Certification Inc., an organization that drives implementation of the LEED green building program.15+ year partnerships with sustainable development, engineering, and design leaders, including, among others, USGBC and The Center for Maximum Potential Building Systems • Developer/owner of Block 21, the largest LEED certified mixed-use project when completed in 2010, cultural center of Austin, and home of the W Austin Hotel and Austin City Limits Live (ACL Live), the longest-running music series in American television history • Careful site assessment, taking into account unique and environmentally sensitive site features, including vegetation, slopes, soil profiles, and water resources, engineered to protect our environment and promote their natural attributes • Properties designed to take full advantage of each site’s attributes, to incorporate energy efficient mechanical systems, and to create healthy and resilient living spaces • Construction of sites is managed to make appropriate use of properly-sourced materials and to utilize construction techniques that minimize impact on our natural environment and promote long-term sustainability 37 Block 21 (pictured) is the first mixed-use high rise tower in Austin to receive the USGBC LEED (Leadership in Energy & Environmental Design) silver certification The Saint Mary (pictured) was approved for the Austin Green Building Program, which evaluates the sustainability of buildings We emphasize sustainable design, construction, and operations as essential goals in developing and operating our properties and have built a range of projects recognized as being on the leading edge of sustainable practices

Oasis’ Less Qualified Candidates Advance its Selfish Agenda 38

Oasis Has Different Interests Than Other Investors 1. As an offshore domiciled hedge fund, Oasis faces unique tax disadvantages if Stratus converts to a REIT 2. A consortium formed by an Oasis principal has previously expressed interest in buying a controlling interest or all of Stratus at a low price 39

Oasis Has a Unique, Tax-Driven Reason to Oppose REIT Conversion • Stratus has not paid regular dividends because it has been focused on recycling capital into its development program • If Stratus were to convert to a REIT, it would be required to issue dividends for at least 90% of taxable income • Foreign investors face a 30% withholding tax on all such dividends – U.S. investors do not face such withholding requirements and, since many U.S. REIT investors are non-taxable (e.g. retirement accounts or pension funds), many U.S. investors will pay no tax whatsoever on distributions • Oasis would be treated differently than our other shareholders if we begin to pay dividends, which is effectively required upon REIT conversion 40 - Oasis’ April 2021 Letter to Shareholders Oasis is trying to obfuscate how its foreign status affects its incentives; the fact is that Oasis is disadvantaged relative to our U.S. holders because of the 30% required dividend withholding tax that only applies to foreign entities

Oasis Aims to Stop Even the Evaluation of a REIT Conversion • Oasis principals intend to stop the evaluation of a REIT conversion • Oasis’ Board representative, Ella Benson, abstained from the vote to evaluate the REIT conversion in September 2020 • Ms. Benson resigned in September 2020 to clear the way for a proxy contest • Oasis seeks to reinstate Ms. Benson who is clearly opposed to the REIT conversion • Oasis, a 13.7% holder, seeks to install 3 of 8 representatives in an attempt to impede the REIT conversion evaluation – effectively removing the right to consider a conversion from shareholders if the Board moves forward 41 - Oasis’ March 2021 Presentation Would Oasis’ nominees represent ALL shareholders, or just Oasis’ interests?

Oasis May (Still) Want to Buy Stratus • A consortium formed by an Oasis principal proposed to buy all of Stratus’ stock at $30 per share in October 2019, contingent on retaining Beau Armstrong as CEO and securing necessary financing • That offer represented a mere 8% premium to the Company’s share price at the time, and at a substantial discount to its then Net Asset Value when Oasis was aware of Ryman’s proposal to buy Block 21 at a significant premium to NAV • The Board considered the offer and determined that the proposal was not in shareholders’ best interests. • Only a few weeks later, in December 2019, Stratus publicly announced an agreement to sell Block 21 to Ryman for $275 million, and the stock immediately traded through $30 per share 42 We have a concern that Oasis may not want a REIT conversion because it prefers to starve Stratus shareholders of liquidity and a fair valuation, so Oasis can again seek to buy Stratus below fair value

Oasis’ Candidates are not as Qualified as Stratus’ Candidates Ella Benson • The 35-year-old’s entire career has so far consisted of serving as an analyst at an asset management firm and an investment bank, as well as at Oasis • Ms. Benson was on the Stratus Board from January 2017 to September 2020 • While on Stratus’ Board, Ms. Benson demonstrated repeatedly her lack of knowledge about real estate • Ms. Benson is an employee of Oasis and lacks incentives to serve the interests of any other shareholder Jaime De La Garza Diaz • Mr. De La Garza Diaz has no significant relevant real estate experience in Texas • His only significant real estate experience is in Mexico, not in the U.S. • While experienced with Mexican industrial and commercial real estate, Mr. De La Garza Diaz has limited or no residential real estate experience to our knowledge • Mr. De La Garza Diaz has no apparent U.S. REIT experience 43 Stratus’ candidates, Jim Leslie and Neville Rhone, Jr., have deep, relevant experience in Texas real estate

Setting the Record Straight 44

Oasis is Wrong About Stratus’ Potential Suitability for REIT Conversion 45 Oasis False Claim Reality Cannot liquidate properties for five years After a REIT conversion, Stratus could sell assets immediately with no worse tax implications than today’s C-Corp double taxation. A REIT conversion is likely only to improve the tax implications of a sale of real estate by Stratus. Regionally-focused REITs trade at discount Stratus and its advisors are not aware of any evidence that investors systematically discount regionally-focused REITs, and have strong convictions that a REIT focused on one of the hottest real estate markets in the U.S. would be attractive to REIT investors. Multi-type property REITs trade at discount Stratus and its advisors are not aware of any evidence that investors systematically discount diversified REITs. Development assets are not well received by REIT investors Stratus has reduced its relative development exposure by increasing its proportion of stabilized rental income and plans to continue to do so. Are shareholders better off being taxed once (REIT) or twice (C-Corp) as now?

Other Oasis Claims are also Incorrect or Misleading 46 Oasis False Claim Reality “Stratus hired the CEO’s son, Buck Armstrong, as a consultant to the Company. Upon closer inspection, it appears that Buck is simultaneously employed by Stratus while not being categorized as an employee and managed to receive an award under the Company’s Profit Plan in 2019. Whatever the true nature of the relationship, the arrangement is problematic and, at the very least, is rife with conflict.” While on the Board for more than 3.5 years, Ms. Benson was aware of, and never expressed any concerns or spoke against, the consulting agreement that Oasis now purports to oppose. She repeatedly voted to approve disclosures related to it. Buck, a former J.P. Morgan real estate banker, had his consulting arrangement vetted by the Board. The consulting arrangement was approved by Stratus’ independent audit committee and fully disclosed in Stratus’ SEC reports. “Another questionable decision authorized by the Legacy Board includes a discretionary payout to a limited partner in Kingwood L.P. on October 31, 2019. Roughly 15 months after initial investment, Stratus redeemed the partner’s interest at approximately a 12% return. During this same period, Stratus’ stock returned negative 8.7%.” The LP invested $5.0 million in July 2018 during the first and highest-risk phase of development. Stratus acquired this position from the investor in October 2019 for $5.8 million. Based on the appraised NAV1, the estimated cash distribution from proceeds of a hypothetical sale of that position if it were sold in April 2021 would be nearly $9 million, a 60% increase in value. Besides believing (correctly) that the acquisition was a good investment, Stratus desired to accommodate the investor’s particularized desire to sell at that time, as Stratus may seek the investor’s support of other projects. 1 See appendix for definitions.

Conclusion 47

Summary • The Stratus Board and executive team have delivered substantial value for shareholders and are best positioned to drive further growth and value for our shareholders because of their complementary skills and their expertise in the fast-growing Austin and other Texas markets in which Stratus operates • Oasis has nominated two less qualified directors in an effort to change our successful strategy and push a self-serving agenda that conflicts with the best interests of the majority of our shareholders who are U.S.-based investors • Stratus' shareholders deserve a qualified, non-conflicted Board to evaluate their opportunities for value creation, including a potential REIT conversion 48

What Your Vote on the WHITE Card Means • This election is about whether the Stratus Board should be permitted to evaluate all possible strategies that could benefit the majority of shareholders • Vote on the WHITE proxy card FOR: ✓Open-minded evaluation of what’s best for Stratus ✓ Expertise of Neville Rhone, Jr. & Jim Leslie to represent the interests of all shareholders ✓ Additional expertise from the highly-qualified, Oasis-recommended candidate, Laurie Dotter ✓ Support for shareholders’ ability to have a say in important strategic decisions • Discard the GOLD proxy card 49 Vote for directors who have a history of evaluating options with an open mind, creating long-term shareholder value, and acting in shareholders’ best interests

How to Vote Your Vote Is Important, No Matter How Many or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies: INNISFREE M&A INCORPORATED Shareholders Call Toll-Free: (877) 456-3442 Banks and Brokers Call Collect: (212) 750-5833 IMPORTANT We urge you NOT to sign any proxy card sent to you by Oasis. If you have already done so, you have every legal right to change your vote by using the WHITE proxy card mailed to you — by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. 50

Appendix 51

Biographies James “Jim” Leslie Managing Principal of Wolverine Interests LLC, a commercial real estate investment firm, since 2001. President of Leslie Enterprises, L.P., a private equity firm, since 2001. President of JamJen, Inc., a services company, since 2001. Chief Executive Officer from 2012 to 2015 and director from 2002 to 2012 of Cresa Partners, LLC, a national tenant representation and real estate advisory services firm. Member of the board of directors of Dougherty’s Pharmacy, Inc. (formerly Ascendant Solutions, Inc.), a company focused on the acquisition, management and growth of community-based pharmacies in the southwest region, since 2002, Chairman of the board of directors from 2002 until June 2019, and Interim President and Chief Financial Officer from 2018 until February 2019. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds an M.B.A. in Accounting and Finance from the University of Michigan and a B.S. in Mathematics from the University of Nebraska. Mr. Leslie’s over 35 years of leadership experience in the real estate industry make him highly qualified to serve as a member of our Board and to lead our compensation committee. His investment and development experience as well as his extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provide him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experience, he provides valuable insights with respect to strategies and solutions addressed at the Board level. 52 Neville L. Rhone, Jr. Co-Founder and Managing Partner of Arc Capital Partners, a Los Angeles- based real estate operating company that acquires and repositions urban properties, from 2013 to present. Managing Director and member of the investment committee of Canyon Partners Real Estate (“Canyon”), a real estate investment company, from 2005 to 2013. Vice President at Morgan Stanley from 2000 to 2004. Active member of the Urban Land Institute and the Pension Real Estate Association. Holds an MBA from Columbia Business School and a B.S. in Civil Engineering and Master of Engineering (Civil Engineering) from Cornell University. Mr. Rhone’s over 27 years’ experience in the areas of real estate development, finance, investments, operations, entrepreneurship and executive leadership make him highly qualified to serve as a member of our Board. His current role at Arc, an institutional quality, minority-owned firm dedicated to corporate responsibility, where he specializes in creating walkable, urban mixed-use environments, and his roles at Canyon, where he led acquisitions in Texas, and Morgan Stanley, where he focused on investment banking and real estate, allow him to provide valuable guidance and leadership regarding the Company’s strategy.

Definitions and Non-GAAP Financial Measure Reconciliation Compounded Annual Growth Rate (CAGR). Represents the consistent rate at which an investment would have grown had the investment compounded at the same rate each year. Enterprise Value. A measure of a company's total value, often used as a more comprehensive alternative to equity market capitalization. Enterprise value includes in its calculation the market capitalization of a company but also short-term and long-term debt as well as any cash on the company's balance sheet. Equity Multiple. The equity multiple is the ratio of the sum of the total cash distributions from an investment to the total equity invested. Leveraged Internal Rate of Return (Leveraged IRR). The IRR is a discount rate for which the net present value of all cash flows is equal to zero. Leveraged IRR is the IRR of a project with the financing included. Net Asset Value (NAV) / NAV per share. This presentation includes NAV which is not recognized under U.S. generally accepted accounting principles (GAAP). NAV estimates the market value of Stratus’ assets (gross value) and subtracts the book value of Stratus’ total liabilities reported under GAAP (excluding deferred financing costs presented in liabilities), value attributable to third party owners, estimated HEB profits interests and profit participation incentive plan awards. Pre-tax NAV, which is a non-GAAP measure, estimates the market value of Stratus’ assets (or gross value) and subtracts the book value of Stratus’ total liabilities reported under GAAP (excluding deferred financing costs presented in liabilities). Stratus also presents the non-GAAP measure NAV per share, which is pre-tax NAV divided by shares of Stratus’ common stock, plus all outstanding stock options and restricted stock units outstanding as of year-end for the period presented. Stratus believes these measures can be helpful to investors in evaluating its business. NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses NAV as one of the metrics in evaluating progress on Stratus' active development plan. NAV is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' total stockholders' equity in its consolidated balance sheet to pre-tax NAV is included on slide 54. Peers / Proxy Peers. Proxy peers are Armada Hoffler Properties, Inc.;  CatchMark Timber Trust, Inc.; CTO Realty Growth, Inc. (f/k/a Consolidated Tomoka- Land Co.); Farmland Partners Inc.; Forestar Group Inc.;  The InterGroup Corporation;  Maui Land & Pineapple Company, Inc.; New Home Company, Inc.; One Liberty Properties, Inc.; SoTHERLY Hotels Inc.; Tejon Ranch Co.;  UCP, Inc.;  UMH Properties, Inc.; and  Whitestone REIT. Upon the recommendation of its independent compensation consultant FPL Associates L.P., Stratus’ Compensation Committee selected these companies as peers in connection with reviewing executive compensation. For additional information, see Stratus’ definitive proxy statement filed with the SEC. Price to Tangible Book Value (P/TBV). Represents a valuation ratio expressing the price of a security compared to its hard, or tangible, book value as reported in the company's balance sheet. Total Shareholder Return (TSR). Measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. TSR is subject to many different variables, including factors beyond the control of management. 53

54 1In the 12/31/14 NAV calculation, the gross value of $458.0 million does not include $137.2 million of value attributable to third party ownership. The total value of $595.2 million is consistent with the methodology used in the 12/31/19 NAV calculation. 2In the 12/31/14 NAV calculation, the $75.3 million value attributable to third party ownership includes $137.2 million of gross asset value less $61.9 million of debt.

Thank you 55Pictured: Stratus’ Austin City Limits Live Venue in Downtown, Austin, TX